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                                                                     Exhibit (a)

FOR IMMEDIATE RELEASE
                                                For Further Information Contact:
                                                                    Mark Glazier
                                                                       President
                                                                  (908) 981-0077

      Piscataway, NJ -- Master Glazier's Karate International, Inc. (NASDAQ-KICK) announced today that the Company through its wholly owned subsidiaries has entered into asset purchase agreements pursuant to which it will sell substantially all assets from four (4) of its martial arts instruction centers to affiliates of the Tiger Schulmann's Karate organization. The closing of the transaction is subject to the satisfaction of certain conditions including the approval of the Company's shareholders.

      The Company's President, Mark Glazier, stated that, "Upon the Closing of the pending sales, the Company will be able to refocus its energies on more profitable businesses. While we have no current arrangements or agreements to acquire an alternative business, the Company will benefit greatly from the transaction, especially from the release of the Company from certain liabilities."

      Master Glazier's Karate International, Inc. currently owns state-of-the-art martial arts training centers in New York , New Jersey and Pennsylvania. The Company conducts programs where students can develop discipline and self confidence while learning a unique combination of martial art techniques from experienced martial art professionals in a clean, modern and attractive setting.

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